Zhong He Law Firm Group APC

1968 S. Coast HWY, #2854, Laguna Beach, CA, 92651

Tel: (917) 985-7989; Email: CEO@ZHLaw.Group

California Law Firm Certificate No: 30875

Dated: June 16, 2026

To: Global Aesthetic Medical Group, Inc.;

Address: 1968 South Coast Highway, #2854, Laguna Beach, California, 92651.

Dear Sir/Madam,

We have acted, at your request, as special counsel to Global Aesthetic Medical Group, Inc., a Delaware corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 1,000,000 ordinary shares of Company’s common stock, par value $0.0001, offered by the Company at a price of $0.10 per share of Company common stock to be offered and distributed by Company (the “Shares”), pursuant to a Tier 2 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Certificate of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

We have assumed (a) the Offering Statement filed on Form 1-A and all corresponding exhibits (collectively, the “Documents”) have been duly authorized and executed (except as it relates to the Company in which case the Documents have in fact been duly authorized and executed); (b) the persons who executed the Documents had the legal capacity to do so; and (c) the persons identified as officers are actually serving as such and that any shares issued under and pursuant to the Offering Statement will be properly authorized by one or more such persons.

Based upon our review described herein, it is our opinion that: the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

We have not been engaged to examine, nor have we examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and we express no opinion with respect thereto.

The forgoing opinion is strictly limited to matters of Delaware corporation law, as currently in effect; and, we do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

We hereby consent to the filing of this opinion as an Exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

By: /s/ Zhong He Law Firm Group APC

Name: Zhong He Law Firm Group APC

California Law Firm Certificate No: 30875

Tel: (917) 985-7989

Email: CEO@ZHLaw.Group